UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 5, 2020 (March 1, 2020)

DARIOHEALTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-37704	45-2973162
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 HaToKhen Street

Caesarea North Industrial Park

3088900, Israel

(Address of Principal Executive Offices)

972-4-770-4055

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	DRIO	The Nasdaq Capital Market LLC
Warrants to purchase Common Stock	DRIOW	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2020, each of Yadin Shemmer and Adam Stern were appointed as members of the Board of Directors, or the Board, of DarioHealth Corp., or the Company, by the existing Board, to fill existing vacancies on the Board.

Mr. Shemmer, age 44, has served in several senior operating roles across the digital health industry. From 2017 until 2019, Mr. Shemmer served as Chief Executive Officer of Mango Health, a mobile platform for medication management and patient support. Prior to Mango Health, Mr. Shemmer was President of the consumer business at Everyday Health (NYSE: EVDY), a leading provider of digital health and wellness solutions. Previously, Yadin co-founded Better2Know, a digital platform enabling access to diagnostic services in the United Kingdom. Mr. Shemmer began his career at Broadview International, a boutique investment bank serving the information technology industry. He holds an M.B.A from London Business School and a B.A from the University of Pennsylvania.

As remuneration for his service as a director, in lieu of receiving the same fees as the Company’s other non-executive directors, Mr. Shemmer will receive an annual board fee of $75,000. In addition, upon his appointment, Mr. Shemmer will be granted a stock option to purchase up to 90,000 shares of common stock, with such option vesting over a 3 year period with 15,000 shares vesting upon the six month anniversary of the date of grant and the balance vesting ratably over ten quarterly installments after the six month anniversary of the date of grant. Except as otherwise set forth herein, there is no arrangement or understanding between Mr. Shemmer and any other person pursuant to which he was elected as a director, and there are no transactions in which Mr. Shemmer has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Stern was nominated to the Board by Aegis Capital Corp., or Aegis, the placement agent from the Company’s preferred stock offering that commenced on November 27, 2019, or the Offering. Pursuant to the placement agency agreement between the Company and Aegis, dated October 22, 2019, the Company granted Aegis the right to nominate an individual to the Board for a period of three years, which resulted in the appointment of Mr. Stern as described herein. As a result of the Offering, the Company paid Aegis placement agent fees in the total aggregate amount of $2,404,202 and warrants to purchase an aggregate of 719,243 shares of the Company’s common stock at a weighted average exercise price of $4.31 per share.

Mr. Stern, age 55, has been the head Private Equity Banking at Aegis Capital Corp. and CEO of SternAegis Ventures since 2012 and was a member of our board of directors between October 2011 and May 2014. Prior to Aegis, from 1997 to November 2012, he was with Spencer Trask Ventures, Inc., most recently as a Senior Managing Director, where he managed the structured finance group focusing primarily on the technology and life science sectors. Mr. Stern held increasingly responsible positions from 1989 to 1997 with Josephthal & Co., Inc., members of the New York Stock Exchange, where he served as Senior Vice President and Managing Director of Private Equity Marketing. He has been a FINRA licensed securities broker since 1987 and a General Securities Principal since 1991. Mr. Stern is a director of Aerami Therapeutics Holdings (formerly Dance Biopharm, Inc.), Matinas BioPharma Holdings, Inc. Adgero Biopharmaceuticals Holdings and Hydrofarm Holdings Group, Inc. Mr. Stern is a former director of InVivo Therapeutics Holdings Corp. (OTCQB: NVIV), Organovo Holdings, Inc. (NYSE MKT: ONVO) and PROLOR Biotech Ltd., which was sold to Opko Health, Inc. (NYSE: OPK) for approximately $600 million in 2013. Mr. Stern holds a Bachelor of Arts degree with honors from The University of South Florida in Tampa.

As remuneration for his service as a director, Mr. Stern will receive the same fees as the Company’s other non-executive directors. Except as otherwise set forth herein, there is no arrangement or understanding between Mr. Stern and any other person pursuant to which he was elected as a director, and except as otherwise described herein, there are no transactions in which Mr. Stern has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 5, 2020	DARIOHEALTH CORP.

	By:	/s/ Zvi Ben David
Name: Zvi Ben David Title: Chief Financial Officer, Treasurer and Secretary